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                             DISTRIBUTION AGREEMENT

Between                 ECONOWATT CORPORATION
                        350 Center Ave., Suite 500
                        Reno, NV 89502
                        FEIN # 88-0493063


Hereinafter called      SUPPLIER

And                     GREENVIEW ENERGY INC.
                        3660 Wilshire Blvd., Suite 1104
                        Los Angeles, CA 90010


Hereinafter called DISTRIBUTOR


Has been agreed upon as follows:

1. The Supplier agreed to appoint GreenView Energy Corporation as its Sole Distributor with the distribution rights in the state of California (hereinafter called Territory) for the Products specified at point 3.

2. The Supplier agreed to appoint GreenView Energy Corporation as its Sole Distributor with the distribution rights in the USA (hereinafter called Territory) for the Products specified at point 3, with the following limitations:

a). GreenView Energy will be the sole master distributor for the supplier in the USA as long as this territory's are not being sold or assigned by the Supplier to other master distributors in its entirety or partially, state by state.

b). GreenView Energy will have first right of refusal to purchase any or all such territory's within 5 business days from the date it will become available for sale by the Supplier as an exclusive territory.

c). The Supplier agreed to appoint GreenView Energy Corporation as its agent in the USA to market and sell exclusive distributorships. Sales price and commissions payable to GreenView Energy for the sales of such distributorships will be established by the Supplier on case by case bases, Such Exclusive agreements will become effective only if Supplier acknowledges such sale with his signature. Supplier can sell on its own discretion all or any of such exclusive distributorships without cooperation, consent or any involvement of GreenView energy. No commissions will be due to Greenview Energy if sold by the Supplier.



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d). GreenView Energy agreed to provide such new exclusive distributors with the inventory if its prepaid by the distributor and according to the terms and conditions that it was provided to such distributor by the supplier.

e). GreenView Energy agreed to provide all marketing material, training material, technical support, its trade name, registered mark and catalogues to all exclusive distributors regardless if this distributorships has been sold by GreenView Energy or by EconoWatt.

f). All of the inventory and any available marketing material that is required by distributorships, will be purchased from GreenView Energy. Prices for such inventory will be established and authorized by Econowatt.

g). The Distributor purchases and sells in his own name and on his own behalf. He acts as an independent trader both with regard to the Supplier and in respect of his customer.

         2.1.1 The Distributor may organize his distribution network appointing sub-distributors, agents, sales representatives etc., but the Distributor shall be the only responsible towards the Supplier of the performance of the obligation hereof.

3. The Products referred to in this agreement are the Luminous Flux Regulators STABILUX manufactured by the IREM (see Annex A).

4. The Distributor shall place his orders with the Supplier on a firm account basis. In those cases where competition is particularly hard, and in order to make the sale of the Products easier, the two parties can mutually agree that the end user has to be served directly by the Supplier. The Distributor will be acknowledged a commission after receipt of payment.

5. The Distributor shall make any effort to safeguard the interest of the Supplier in conformity with good business practice. The Distributor undertakes in particular:

         5.1. To actively prospect the market, to make any effort to increase the sales of the Products in the Territory, including advertising and participation to exhibitions.

         5.2. To supply the Supplier with all information relating to the market situation, competition and sales forecasts.

         5.3. Not to accept, during the duration of this agreement, the representation or the distribution and not to sell, in any way, products in competition with the Supplier's or Products anyhow related to light regulation.

         5.4. To obtain all the licences and authorisations necessary to import and resell the Products, and inform the Supplier about the eventual technical regulations the Products must comply with for their correct distribution in the Territory. The



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                  Distributor shall keep the Supplier free from any liability deriving from the violation of these laws and regulations. Any liability will be at Distributor's charge, and the Supplier will be entitled to cancel the present agreement without any further communication.

         5.5. To use its best efforts to keep an adequate stock of the Products for which the market requires fast delivery.

         5.6. To stipulate a congruous insurance policy in the name of the Supplier to cover possible damages caused by the Products.

         5.7. The Distributor shall always distribute and promote the Product with the Supplier's trademark (hereto enclosed - Annex
                  B), in course of registration in the USA, to which the Distributor may add his own trademark. In the use of the Supplier's trademarks, trade-names and other industrial and intellectual property rights, the Distributor shall follow the Supplier's written authorizations and instructions.

6. The Supplier shall make any effort to safeguard the interest of the Distributor in conformity with good business practice. The Supplier undertakes in particular:

         6.1 To forward to the Distributor all orders and/or enquiries he directly receives from the Territory.

         6.2 Not to sell or directly distribute the Products in the Territory without the written consent of the Distributor.

         6.3 To provide the Distributor with all information, quotations, documents necessary for the sale of the Products.

7. The Products shall be supplied to the Distributor by the Supplier on the grounds of the prices and sales conditions stats in Annex C and in his written offers.

8. The After-Sales Service and Warranty Service will be carried out in accordance with Annex D.

9. The Supplier reserves the right to change his prices and discounts provided that such changes shall take effect 30 days after said changes have been notified to the Distributor.

10. The Distributor shall pay for the Products to the Supplier by bank transfer in advance or Letter of Credit irrevocable confirmed documentary credit payable at sight, Issued by the Bank. In case of non-payment the Supplier can suspend the shipment of the Products. The delivery terms are intended as starting from the day when the Supplier receives the payment. Any modification of the above terms must be agreed upon with the written consent of the Supplier.



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11.      This agreement shall become effective on the day of its signature and shall be in force for a period of sixty (60) months. This contract may be terminated by the Supplier by means of a written communication, if the Distributor does not achieve the following minimum purchase budget:
         USD 1,000,000 during the second year, USD 1,550,000 during the third year, USD 2,000,000 during the fourth year and 2,500,000 during the fifth year.

         This agreement will be automatically renewed for a further period of 5 years, if the two parties have agreed upon the new purchase budget for the new cooperation period. Such a purchase volume cannot be lower than the budget realized in the last year of validity of the expired agreement, unless agreed upon in writing by the Supplier.

12. In the event of termination of this agreement, no compensation for investments of any kind will be paid by the Supplier to Distributor or by the Distributor to Supplier.

13. The Distributor shall not assign the present contract to any third party, physical person, company or different entity.

14. Any substantial change in the legal structure or the financial situation of the Distributor may constitute an indefeasible reason for earlier termination of this agreement. Moreover, the premature termination of this agreement can be caused by any breach of the following paragraphs: 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5,7, 10, 11, 13.

15. For what not mentioned explicitly in the present Agreement, the Supplier and Distributor agree to accept the regulations of the UN Convention on International Sales of Goods (Vienna 1980).

16. Court. All disputes arising out of or in connection with the present terms shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitration appointed in accordance with the said Rules in California.




Signed for the Supplier                      Signed for the Distributor

in Los Angeles                               in Los Angeles

on 07/01/01                                  on 07/01/01

by /s/ J Scott                               by signature

Postion President                            by: title



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